EXHIBIT 21

SANTANDER HOLDINGS USA, INC.

Direct and Indirect Subsidiaries of Santander Holdings USA, Inc. at December 31, 2010.

Subsidiary	State or other jurisdiction of Incorporation

Sovereign Bank	United States of America
195 Montague Street, L.P.	New York
Beacon Abstract, L.P.	Pennsylvania
Bee Cave (TX) — HC Apartments Syndicated Holdings, LLC	Texas
Capital Street Delaware LP	Delaware
Capital Street S.A.	Luxembourg
Drive Residual Holdings GP LLC	Delaware
Drive Residual Holdings LP	Delaware
Drive Trademark Holdings LP	Delaware
Drive Warehouse GP LLC	Delaware
Drive Warehouse LP	Delaware
Independence Community Bank Corp.	Delaware
Independence Community Commercial Reinvestment Corp.	Delaware
Meridian Capital Group, LLC	Delaware
New Menta Public Corp.	New York
PBE Companies, LLC	Delaware
Santander Consumer Receivables Funding LLC	Delaware
Santander Consumer Receivables LLC	Delaware
Santander Consumer Receivables 2 LLC	Delaware
Santander Consumer Receivables 3 LLC	Delaware
Santander Consumer Receivables 4 LLC	Delaware
Santander Consumer Receivables 5 LLC	Delaware
Santander Consumer Receivables 7 LLC	Delaware
Santander Consumer Receivables 8 LLC	Delaware
Santander Consumer Receivables 9 LLC	Delaware
Santander Consumer USA Inc.	Illinois
Santander Drive Auto Receivables LLC	Delaware
Santander Insurance Agency, U.S., LLC	Massachusetts
SC Littleton HH LLC	Delaware
SOV APEX LLC	Delaware
SOV Charter Limited	UK (England & Wales)
Sovereign Community Development Company	Delaware
Sovereign Delaware Investment Corporation	Delaware
Sovereign Leasing, LLC	Delaware
Sovereign Precious Metals, LLC	Pennsylvania
Sovereign Real Estate Investment Trust	Delaware
Sovereign REIT Holdings, Inc.	Delaware
Sovereign Securities Corporation, LLC	Pennsylvania
Sovereign Trade Services (HK) Limited	Hong Kong
Triad Financial Residual Special Purpose LLC	Delaware
Triad Financial Special Purpose LLC	Delaware
Waypoint Insurance Group, Inc.	Pennsylvania